EXHIBIT 99.4

NEWS RELEASE

AMERICAN EAGLE

OUTFITTERS

Reports February Sales of $166.3 Million on a Same Store Sales Increase of 6%

Establishes First Quarter EPS Guidance

Warrendale, PA, March 7, 2007 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the four weeks ended March 3, 2007 were $166.3 million, an increase of 16% compared to $143.1 million for the four week period ended February 25, 2006. Due to the 53rd week in fiscal 2006, February 2007 comps are compared to the four week period ended March 4, 2006. On this basis, the company delivered a comparable store sales increase of 6%, compared to 8% for same period last year.

February delivered a positive kick-off to the spring season, driven by an on-trend spring assortment and continued strength in key item businesses. Sales performance was led by improved in-store traffic and increased transactions.

At this time, the company is establishing first quarter earnings guidance of $0.31 to $0.33 per share, compared to $0.28 per share last year.

To access the company's recorded monthly sales commentary, please call 800-642-1687, conference code 3282124#.

In a separate press release issued this morning, the company announced its fourth quarter financial results. Management will hold a conference call to discuss the results at 9:00 a.m. Eastern Time this morning. To listen to the call please dial 877-601-0864 five to seven minutes prior to the scheduled start time. The conference call will also be simultaneously broadcast over the Internet at www.ae.com or www.streetevents.com. Anyone unable to listen to the call can access a replay beginning March 7, 2007 at 12:00 p.m. Eastern Time through March 21, 2007 by dialing 800-642-1687 and referencing confirmation code 4821967#.

About American Eagle Outfitters:

American Eagle Outfitters, Inc. (Nasdaq: AEOS) is a leading retailer that operates under the American Eagle Outfitters and MARTIN + OSA brands.

American Eagle Outfitters designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. AE's original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle currently operates 834 stores in 50 states, the District of Columbia and Puerto Rico, and 72 AE stores in Canada. American Eagle also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. The American Eagle brand also includes a new collection of dormwear and intimates, "aerie by American Eagle." aerie is available in American Eagle stores across the country and at aerie.com. It includes bras, undies, camis, hoodies, robes, boxers, sweats and leggings for the AE girl. Designed to be sweetly sexy, comfortable and cozy, aerie offers AE customers a new way to express their personal style everyday, from the dormroom to the coffee shop to the classroom.

The company introduced MARTIN + OSA, a new sportswear concept targeting 25 to 40 year-old women and men. MARTIN + OSA carries apparel, accessories and footwear, using denim and sport inspiration to design fun and sport back into sportswear. MARTIN + OSA currently operates six stores. For additional information and updates, visit martinandosa.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding first quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the company's first quarter earnings expectations may not be achieved and those other risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:
American Eagle Outfitters, Inc.
Judy Meehan, 724-776-4857

OR

Financial Media Contact
Berns Communications Group
Stacy Berns or Melissa Jaffin, 212-994-4660